Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2006 except as to Note 21, for which the date is March 15, 2007, and our report dated May 15, 2006 except as to Note 21, for which the date is March 15, 2007, relating to the consolidated financial statements of EXCO Resources, Inc. (Predecessor Company) which appear in the EXCO Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
April 24, 2007